Exhibit 10.16

CONFIDENTIALITY, NON-COMPETE,

AND PROPRIETARY RIGHTS AGREEMENT

This, Confidentiality, Non-Compete, and Proprietary Rights Agreement, effective as of May 17, 2017, between Celcuity, LLC, having an address at 16305 36th Avenue North, Suite 450, Plymouth, MN 55446 (hereinafter referred to as “Celcuity”), and Vicky Hahne (hereinafter referred to as “Hahne”) having an address at [address].

W I T N E S S E T H:

WHEREAS, Celcuity desires to have the benefit of Hahne’s knowledge and experience, and Hahne desires to work for Celcuity, all as hereinafter provided in this Agreement;

WHEREAS, Hahne will have access to the Company’s trade secrets and other confidential information, and she will engage in activities for the Company that create Work Product for Celcuity;

WHEREAS, Hahne will receive cash compensation and options to purchase Membership Units of Celcuity LLC, which would not be made available and on such terms but for Hahne’s willingness to enter into this Agreement;

NOW, THEREFORE, in consideration and as a condition of Celcuity’s offer to contract with and employ Hahne, hereinafter set forth, effective the date hereof, Celcuity and Hahne hereby agree as follows:

1.           Confidential Information. “Confidential Information” means any information relating to Celcuity’s business that is not generally known or publicly disclosed, including but not limited to information relating to Celcuity’s technology, trade secrets, business strategy, regulatory status, marketing practices, operations, financial and pricing data, customer lists, active prospects, and business methods, whether furnished before or after the date of this Agreement, whether furnished orally or in writing or gathered by inspection, and whether or not specifically marked or identified as “confidential”; provided, however, that Confidential Information will not include information which (i) is or becomes generally available to the public other than by disclosure by Hahne, (ii) was or becomes available to Hahne on a non-confidential basis from a third party who, to the best of Hahne’s knowledge, was not under an obligation of confidentiality to Celcuity or (iii) was or is independently developed by Hahne without reference to the Confidential Information.

2.           Non-Disclosure of Confidential Information. Hahne agrees that she will not at any time directly or indirectly disclose or make available any Confidential Information to any person. Hahne agrees to treat the Confidential Information as confidential, using the same degree of care, but no less than a reasonable degree of care, as Hahne uses to protect her own confidential information of a like nature. Hahne shall be responsible for any disclosure of the Confidential Information not permitted by the terms of this Agreement.

3.            Return of Materials. Hahne hereby agrees that, when her employment with Celcuity ends, for whatever reason, she will promptly deliver to Celcuity all originals and copies of all documents, records, software programs, media and other materials containing any of Celcuity’s Confidential Information. She will also return to Celcuity all equipment, files, software programs and other personal property belonging to Celcuity.

4.            Confidentiality Obligation Survives Employment. Hahne understands that her obligation to maintain the confidentiality and security of Celcuity’s Confidential Information remains binding on her even after her employment with Celcuity ends and continues for so long as such material remains confidential.

5.           Work Product, Proprietary Rights and Disclosures

(a)	Hahne agrees to disclose promptly to Celcuity all inventions, discoveries, designs, data, ideas, concepts, specifications, research, processes, techniques, methods, formulae, improvements and all other intellectual property rights (collectively referred to as "Work Product") made or perfected in the performance of, or arising out of, the work to be performed by Hahne alone or jointly with others for Celcuity during the period of this agreement or during the six-month period next succeeding the termination of her work with Celcuity, whether or not patentable or subject to copyright or trademark protection, whether or not reduced to tangible form or reduced to practice, whether or not made during regular working hours, and whether or not made on Celcuity property and will maintain adequate and current records (in the form of notes, sketches, drawings, digital information and as may be specified by Celcuity), properly corroborated, to document the conception and/or first actual reduction to practice of any Work Product. Such records shall be available to and remain the sole property of Celcuity at all times. If the work provided by Hahne entail laboratory work or experiments, the details of such work or experiments performed will be recorded in laboratory notebooks (digital and/or paper) and used only for recording work done on behalf of Celcuity. This will be of sufficient detail that other skilled persons, without reference to other material, could directly repeat the experiments. Results of all experiments will be documented, whether deemed to have been successful or not. All raw data will be included in the laboratory notebooks and will be available for inspection upon request. Data will be fully annotated such that cross-reference with records in laboratory notebooks is easily achieved. At no such time, shall records, experimental results, notebooks, other data or information, be removed physically from Celcuity’s premises or transferred digitally or electronically in any manner from computers Hahne uses on Celcuity’s premises.

(b)	Hahne agrees that all such Work Product and patents therefor shall be the sole property of Celcuity and that all Work Product shall constitute work made for hire under laws pertaining to copyright, patents, trade secrets, trademarks and other proprietary rights. Hahne agrees to waive, and hereby waive, all moral or proprietary rights which Hahne may have in or to any Work Product and, to the extent that such rights may not be waived, Hahne agrees not so assert such rights against the Company or its licensees, successors or assigns.

(c)	Hahne hereby undertakes and agrees to execute such assignments and other papers which, in the opinion of Celcuity, are necessary at any time to permit the filing and prosecution of copyrights, applications for copyrights, applications for patents covering the Work Product or are otherwise required for compliance with the provisions of this paragraph.

(d)	If Celcuity is unable for any reason to secure Hahne’s signature to apply for or to pursue any application for any United States or foreign patents, copyright or trademark registrations covering the assignments to Celcuity above, then Hahne hereby irrevocably designates and appoints Celcuity and its duly authorized officers and agents as Hahne’s agent and attorney in fact, to act for and in Hahne’s behalf and stead, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, mask work and trademark registrations thereon with the same legal force and effect as if executed by Hahne.

(e)	Hahne agrees that (a) the work to be performed hereunder, (b) the data and Work Product generated by the said work and (c) any and all scientific, technical, trade or business information, data, specifications, techniques, formulae, manufacturing processes and other information possessed or obtained by, developed for or given to Celcuity which is treated by Celcuity as confidential or proprietary, whether or not labeled “Confidential” (collectively referred to as "Confidential Information") are the property of Celcuity and are confidential and proprietary to Celcuity. Hahne agrees that she shall not use Confidential Information for any purpose other than as advised or directed by Celcuity regardless of whether such Confidential Information has been furnished or made available to Hahne by or on behalf of Celcuity or is original with Hahne. Without Celcuity' express written consent first obtained, Hahne agrees that he shall not disclose or make available any Confidential Information to any third party regardless of whether such Confidential Information has been furnished or made available to Hahne by Celcuity or is original with Hahne. Hahne shall not discuss the nature of her activities in connection with Celcuity with anyone except authorized representatives of Celcuity. At Celcuity' request, Hahne shall provide Celcuity with all Confidential Information furnished to Hahne by Celcuity or original with Hahne in connection with her services furnished hereunder which has been reduced to writing and retain no copies thereof. Hahne understands that in receiving Confidential Information, he receives no right to a license, implied or otherwise, under any patent or other rights now or hereafter owned or controlled by Celcuity. If required, Hahne may disclose Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given, if possible, to Celcuity.

(f)	Hahne warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by her to Celcuity in connection with any of the services called for hereunder. Hahne further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by Hahne pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of Hahne with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, disclosure agreements or agreements for assignment of inventions.

6.            Prior Developments. As a matter of record, Hahne has identified all prior developments relevant to the subject matter of her employment by Celcuity (‘Prior Developments”) that have been conceived or reduced to practice or learned by her, alone or jointly with others, before her employment Celcuity, which she desires to remove from the operation of this Agreement. The Prior Developments consist of:

None (cross out “None” if Prior Developments are listed)

Hahne represents and warrants that this list is complete. If there is no such list, Hahne represents that she had made no such Prior Developments at the time her employment with the Company commenced.

7.           Conflict of Interest. Hahne agrees that, during her employment with the Company, she will not engage in any business activity competitive with the Company’s business activities, nor will she engage in any other activities that conflict with the Company’s best interests.

8.           Non-Competition Agreement. Hahne understands that during her work with Celcuity she will become familiar with Confidential Information of Celcuity. Celcuity therefore believes, and Hahne hereby acknowledges, that her employment by or her otherwise providing assistance to a competitor of Celcuity could cause material and irreparable damage to Celcuity. Accordingly, Hahne agrees that, for a period ending twenty-four (24) months after the end of her work with the company, she will not:

(a)	accept employment with any person or entity that is engaged in the development, offering, or sale of any product, process, service, or apparatus which is functionally similar to those under development, offered, marketed or sold by Celcuity;
(b)	engage in, or contribute her knowledge to, any work that is functionally similar to a product, process, service, or apparatus provided by Celcuity during her period of employment; or
(c)	divert or attempt to divert from Celcuity any suppliers to, or any customers or prospective customers (or any business from such customers or prospective customers) of, Celcuity.

Hahne acknowledges and agrees that the services under development by Celcuity are, or are intended to be, used by customers nationally throughout the United States and internationally. Accordingly, she agrees that these restrictions on her post-employment competitive activity are reasonable and necessary to protect the legitimate business interests of Celcuity, and shall apply throughout the entire United States and all other countries.

9.           Non-Interference with Celcuity Employees. Hahne agrees that during the Term and for two (2) years thereafter, Hahne shall not directly or indirectly:

(a)	retain the services of any employees of Celcuity (including any former employees who have left the employ of Celcuity within the preceding six months) or assist anyone else doing so; or
(b)	cause any person or entity rendering services to Celcuity to discontinue her or its relationship with Celcuity.

10.          General Provisions.

(a)	Survival of Provisions. Hahne’s rights and obligations under this Agreement shall survive the termination of her service to Celcuity, in any capacity, and shall inure to the benefit and shall be binding upon her heirs and personal representatives.

(b)	Assignability and Binding Effect. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that Celcuity may assign this Agreement, in whole or in part, to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the assets to which this Agreement relates.

(c)	Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(d)	No Modification. This Agreement may be changed only by a writing signed by authorized representatives of both parties.

(e)	Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement are held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

(f)	Waiver. Celcuity and Hahne agree that either party to this Agreement may overlook violations of any part of this Agreement without waiving the right in the future to insist on strict compliance with all parts of this Agreement.

(g)	Injunctive Relief. Hahne acknowledges and agrees that her violation of this Agreement would cause irreparable harm and significant injury to Celcuity to an extent that may be extremely difficult to ascertain, and Hahne therefore agrees that, in addition to all other remedies available to Celcuity at law, in equity or otherwise, Celcuity shall be entitled to seek injunctive relief to prevent an actual or threatened violation of this Agreement.

(h)	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.

(i)	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

(j)	Construction. The parties acknowledge that each party and its counsel have reviewed and participated in the preparation of this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. As the context requires, words connoting the singular include the plural, words connoting the masculine gender include the feminine or neutral gender, and vice versa.

(k)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l)	Enforcement. This Agreement, and Hahne’s obligations hereunder, shall apply to and may be enforced by Celcuity and each of its subsidiaries and affiliated entities.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal effective on the day and year first above-written.

Celcuity, LLC:		Vicky Hahne:

By:	/s/ Brian F. Sullivan	By:	/s/ Vicky Hahne

Name:	Brian F. Sullivan	Name:	Vicky Hahne

Title:	CEO	Title:	CFO

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